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SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/x/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Under Rule 14a-12
IOMEGA CORPORATION
(Name of Registrant as Specified In Its Charter)
IOMEGA CORPORATION
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/	No fee required.
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
/ /	Fee paid previously with preliminary materials.
/ /
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount previously paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

August 20, 2001

To Our Stockholders:

A Special Meeting of Stockholders of Iomega Corporation will be held on Friday, September 28, 2001 at 9:00 a.m., local time, at Iomega's offices located at 1821 West Iomega Way, Roy, Utah, to approve an amendment to our Certificate of Incorporation effecting a one-for-five reverse split of our common stock.

To assure proper representation of your shares at the meeting, please take a moment to vote by phone, via the Internet or by using the enclosed proxy card, at your earliest convenience.

Thank you for your ongoing support and continued interest in Iomega Corporation.

Sincerely yours,

Werner T. Heid President and Chief Executive Officer

Iomega Corporation  1821 West Iomega Way  Roy, Utah 84067  tel. 801-332-1000

IOMEGA CORPORATION
1821 West Iomega Way
Roy, Utah 84067

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held on Friday, September 28, 2001

A Special Meeting of Stockholders of Iomega Corporation will be held at Iomega's offices located at 1821 West Iomega Way, Roy, Utah on Friday, September 28, 2001 at 9:00 a.m., local time. At the meeting, stockholders will act on the following matters:

  1.
  Approval of an amendment to Iomega's Certificate of Incorporation effecting a one-for-five reverse split of Iomega's common stock; and

  2.
  Any other business that may properly come before the meeting or any adjournment of the meeting.

Stockholders of record at the close of business on August 16, 2001 are entitled to vote. Your vote is important regardless of the number of shares that you own. Kindly sign, date and return the enclosed proxy card, or follow the instructions provided for voting by phone or the Internet.

                      By order of the Board of Directors,

                      Thomas D. Kampfer
                       Vice President, General Counsel and Secretary

Roy, Utah
August 20, 2001

TABLE OF CONTENTS

General Information about the Special Meeting	3
Amendment to Certificate of Incorporation	5
Stock Ownership Information	11
Additional Information	13

 PLANNING TO ATTEND THE MEETING?

If you plan to attend the meeting and are a record holder, please check the appropriate box on the enclosed proxy card. If your shares are held for you in the name of a broker or other nominee, which is commonly referred to as holding shares in "street name," please bring a statement from your broker showing your holdings. Seating at the meeting will be on a first-come, first-served basis. If you have any questions about the meeting, please call our Investor Information Line (1-801-332-3585). Photographs will be taken at the meeting for use by Iomega, and we may use these photographs in publications. If you attend the meeting, permission to use your picture will be assumed. The meeting facility is handicap accessible. If you require any special arrangements, please call our Investor Information Line.

PROXY STATEMENT — SPECIAL MEETING OF STOCKHOLDERS

This proxy statement contains information about a Special Meeting of Stockholders of Iomega Corporation. The meeting is scheduled to be held on Friday, September 28, 2001, beginning at 9:00 a.m., local time, at Iomega's offices located at 1821 West Iomega Way, Roy, Utah.

This proxy statement is furnished in connection with the solicitation of proxies by Iomega's Board of Directors to be used at the special meeting and at any adjournment thereof.

This proxy statement and the accompanying proxy are first being sent to stockholders on or about August 20, 2001.

GENERAL INFORMATION ABOUT THE SPECIAL MEETING

What is the purpose of the special meeting?

At the special meeting, stockholders will vote upon a proposed amendment to Iomega's Certificate of Incorporation effecting a one-for-five reverse stock split.

Are there other matters to be voted on at the meeting?

The Board of Directors does not know of any other matters which may come before the meeting. Delaware law and Iomega's bylaws impose limitations on the ability to present business items at a special meeting if those items were not included in the notice of special meeting. Accordingly, except for procedural matters incidental to the conduct of the meeting, it is not expected that any other matters will come before the meeting. If any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment.

Who can vote at the meeting?

In order to vote, you must have been a stockholder of record at the close of business on August 16, 2001 (which is referred to as the "record date"). If your shares are owned of record in the name of a broker or other nominee, you should follow the voting instructions provided by your nominee.

On the record date, there were 270,411,887 shares of Iomega's common stock issued, outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter to be voted upon.

How do I vote?

You may vote by completing and returning the enclosed proxy or by voting in person at the meeting. In addition, you may be able to vote by phone or via the Internet, as described below. Regardless of what means you use to cast your vote, your proxy will be voted in accordance with your instructions. If you do not specify a choice, your proxy will be voted "FOR" the reverse stock split.

Your Vote Is Important.  Whether or not you plan to attend the meeting, please take the time to vote. Votes may be cast in advance of the meeting:

  •
  by traditional paper proxy card;

  •
  by phone; or

  •
  via the Internet.

Please take a moment to read the instructions, choose the way to vote that you find most convenient and cast your vote as soon as possible.

Voting by Proxy Card.  You may vote by completing and returning the enclosed proxy card. You may revoke your proxy at any time before its exercise by delivering a written revocation or a subsequently dated proxy to the Secretary of Iomega or by voting in person at the meeting.

Voting by Phone or via the Internet.  If you are a stockholder of record (that is, if your stock is registered with Iomega in your own name), you may vote by phone, or through the Internet, by following the instructions included with your proxy card. If your shares are registered in the name of a broker or other nominee, your nominee may be participating in a program provided through ADP Investor Communication Services that allows you to vote by phone or the Internet. If so, the voting form your nominee sent you will provide phone and Internet voting instructions.

The last vote you submit chronologically (by any means) will supersede your prior vote(s). Also, if you vote by phone or the Internet, and later decide to attend the annual meeting, you may cancel your previous vote and vote in person at the meeting.

The deadline for voting by phone or through the Internet as a stockholder of record is 6:00 p.m., eastern time, on September 27, 2001. For stockholders whose shares are registered in the name of a broker or other nominee, please consult the voting instruction provided by your broker for information about the deadline for voting by phone or through the Internet.

Voting in Person.  If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting. Attendance at the meeting will not, by itself, result in the revocation of a previously submitted proxy. Even if you are planning to attend the meeting, we encourage you to submit your proxy in advance to ensure the representation of your shares at the meeting.

What constitutes a quorum?

In order for business to be conducted at the meeting, a quorum must be present. A quorum consists of the holders of a majority of the shares of common stock issued and outstanding on the record date and entitled to vote, or at least 135,205,945 shares.

Shares of common stock represented in person or by proxy (including shares that abstain or do not vote with respect to the matter to be voted upon) will be counted for purposes of determining whether a quorum exists.

If a quorum is not present, the meeting will be adjourned until a quorum is obtained.

What vote is required to approve the reverse stock split?

The affirmative vote of the holders of a majority of the shares of common stock outstanding on the record date (that is, at least 135,205,945 shares) is required to approve the amendment to the Certificate of Incorporation effecting the reverse stock split.

How will votes be counted?

Shares that (1) abstain from voting on a particular matter or (2) are held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote on a particular matter ("broker non-votes") will not be voted in favor of that matter. Accordingly, abstentions and broker non-votes will have the same effect as a vote against the amendment to Iomega's Certificate of Incorporation.

AMENDMENT TO CERTIFICATE OF INCORPORATION
EFFECTING A ONE-FOR-FIVE REVERSE STOCK SPLIT
OF IOMEGA'S COMMON STOCK

The Board of Directors believes the adoption of the proposed amendment is in the best interests of Iomega and its stockholders and recommends that you vote FOR this proposal.

Iomega's Board of Directors has unanimously adopted a resolution approving, and recommending to Iomega's stockholders for their approval, a proposal to amend Iomega's Certificate of Incorporation to effect a one-for-five reverse stock split of Iomega's outstanding shares of common stock. If the reverse stock split is approved by our stockholders and implemented, each five shares of Iomega's common stock outstanding (including treasury stock) on the effective date of the reverse stock split will be automatically changed into and become one share of Iomega's new common stock. Any resulting fractional share amounts would be paid in cash.

The reverse stock split will not change the current per share par value of Iomega's common stock or change the current number of authorized shares of common stock. The effective date of the reverse stock split will be selected by the Board of Directors and is currently expected to be at 5:00 p.m., eastern time, on September 28, 2001.

Reasons for the Reverse Stock Split

At meetings held during July 2001, the Board reviewed Iomega's current business and financial performance and the recent trading range of Iomega's common stock. The Board determined that a reverse stock spit was desirable in order to achieve the following benefits, each of which is described below in more detail:

  •
  encourage greater investor interest in Iomega's common stock by making the stock price more attractive to the many investors, particularly institutional investors, who refrain from investing in stocks that trade below $5.00 per share;

  •
  reduce trading fees and commissions incurred by shareholders, since these costs are based to a significant extent on the number of shares traded; and

  •
  enable Iomega to focus on restructuring its business for the long-term best interests of stockholders.

Encourage greater investor interest in Iomega's common stock. The Board of Directors believes that the reverse stock split will encourage greater interest in Iomega's common stock by the investment community. The Board of Directors believes that the current market price of Iomega's common stock may impair its acceptability to institutional investors, professional investors and other members of the investing public. Many institutional and other investors look upon stock trading at low prices as unduly speculative in nature and, as a matter of policy, avoid investing in such stocks. Further, various brokerage house policies and practices tend to discourage individual brokers from dealing in low-priced stocks. If effected, the reverse stock split would reduce the number of outstanding shares of Iomega's common stock and increase the trading price of Iomega's common stock. The Board of Directors believes that raising the trading price of Iomega's common stock will increase the attractiveness of Iomega's common stock to the investment community and possibly promote greater liquidity for Iomega's existing stockholders.

Reduce trading fees and commissions incurred by shareholders. Because broker commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of Iomega's common stock, in the absence of the reverse stock split, may continue to result in individual stockholders paying transaction costs (commissions, markups or markdowns) which are a higher percentage of their total share value than would be the case if the share price was substantially higher. This factor may further limit the willingness of institutions to purchase Iomega's common stock at its current market price.

Enable Iomega to focus on restructuring its business for the long-term best interests of stockholders. During the first half of 2001, Iomega reported revenues of approximately $462 million, compared to revenues of approximately $649 million in the first half of 2000, and a net loss of $0.10 per diluted share, compared to net income of $0.33 per diluted share in the first half of 2000. On June 18, 2001, Iomega announced the appointment of Werner T. Heid as its new president and chief executive officer. On July 19, and August 9, 2001, Iomega announced that it expects to record restructuring and other charges during the third quarter in the range of $55 million to $65 million in connection with the following restructuring and other actions:

  •
  Adjust Iomega's operating structure in accordance with revenue expectations, reducing Iomega's break-even point and improving operating cash flow;

  •
  Reduce Iomega's global workforce in all functional areas during the second half of 2001 by approximately 1,250 persons, from 3,300 employees to 2,050 employees;

  •
  Streamline Iomega's supply chain and logistics strategy including the closure of Iomega's distribution facility in North Carolina;

  •
  Consolidate labor-intensive tasks into Malaysia;

  •
  Consolidate Iomega's operations and facilities, including the relocation of Corporate Headquarters to the West Coast; and

  •
  Revise Iomega's product strategy.

Iomega's common stock is listed on the NYSE. One of the NYSE's continued listing requirements is that the average per share closing price of a company's common stock for any consecutive 30 trading day period may not fall below $1.00 per share. If a company's average per share closing price does fall below the $1.00 level, the NYSE gives the company notice of this event and a period of time at the end of which it must raise its average per share closing price back above the required minimum level. If the company's average per share closing price is not at least $1.00 by the end of this cure period, then the company would be delisted from the NYSE.

As of August 13, 2001, the closing price of Iomega's common stock was $1.61 per share, the consecutive 30 trading day average per share closing price was $1.81, and the 52-week trading range was $1.55 to $7.00. Accordingly, Iomega's common stock was, and has at all times been, above the minimum required trading price for continued listing on the NYSE. Notwithstanding the fact that Iomega's share price has been in compliance with the NYSE continued listing requirements, in light of the challenges of restructuring its business that Iomega is currently focused on addressing and the current economic climate, the Board believes the interests of stockholders would be best served if the company is able to focus on strategic decisions designed to improve Iomega's long-term performance, without needing to have undue concern about whether any of these actions, or other general market factors beyond Iomega's control, may in the short term result in Iomega's average per share closing price dropping below the $1.00 threshold.

Iomega's Board of Directors also took into consideration a number of negative factors associated with reverse stock splits, including: the negative perception of reverse stock splits held by many investors, analysts and other stock market participants; the fact that the stock price of some companies that have recently effected reverse stock splits has subsequently declined back to pre-reverse split levels; the fact that having a greater number of outstanding shares aids employee retention and recruitment by allowing a company to offer option grants for a larger absolute number of shares; and the costs associated with holding the special meeting of stockholders and implementing the reverse stock split. The Board, however, determined that these negative factors were outweighed by the intended benefits described above.

There can be no assurance that the reverse stock split will result in the benefits described above. Specifically, there can be no assurance that the market price of Iomega's common stock immediately after the effective date of the proposed reverse stock split would be maintained for any period of time or that such market price would approximate five times the market price of Iomega's common stock before the reverse stock split. There can also be no assurance that the reverse stock split will not further adversely impact the market price of Iomega's common stock. In addition, it is possible that the liquidity of Iomega's common stock will be adversely affected by the reduced number of shares outstanding after the reverse stock split.

Implementation and Effects of the Reverse Stock Split

If the stockholders approve the reverse stock split at the meeting and the reverse stock split is implemented, the first paragraph of Article FOURTH of Iomega's Certificate of Incorporation will be amended by filing a Certificate of Amendment which adds the following new first paragraph to Article FOURTH:

    "FOURTH. That, effective as of 5:00 p.m., eastern time, on the filing date of this Certificate of Amendment of this Certificate of Incorporation (the "Effective Time"), a one-for-five reverse stock split of the Corporation's common stock shall become effective, pursuant to which each five shares of common stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one share of common stock automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of common stock from and after the Effective Time. No fractional shares of common stock shall be issued as a result of such reclassification and combination. In lieu of any fractional shares to which the stockholder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of the common stock as determined by the Board of Directors of the Corporation."

The existing first paragraph of Article FOURTH, which reads as follows, would become the second paragraph of Article FOURTH:

    "The total number of shares of capital stock of all classes which the Corporation shall have authority to issue is 405,000,000, consisting of 400,000,000 shares of Common Stock, $.03 1/3 par value per share, and 5,000,000 shares of Preferred Stock, $.01 par value per share."

As a result of the reverse stock split, each five shares of Iomega's common stock (including treasury stock) outstanding on the effective date of the reverse stock split (the "old common stock") will be automatically changed into and become one share of Iomega's common stock (the "new common stock").

Iomega will not issue fractional shares in connection with the reverse stock split. Any stockholder who otherwise would be entitled to receive fractional shares because the number of shares of common stock they hold is not evenly divisible by five will be entitled, upon surrender to Iomega's transfer agent of certificates representing such shares, to cash payments (without interest) in lieu of the fractional shares to which the stockholder would otherwise be entitled. The amount of cash to be paid in lieu of issuing fractional shares of common stock will be based on the average of the high and low trading prices of Iomega's common stock on the NYSE during regular trading hours during the five trading days immediately preceding the effective date of the reverse stock split. The Board has determined that such average represents the fair market value of the common stock as of the effective date. Except for the right to receive the cash payment in lieu of fractional shares, stockholders will not have any voting, dividend or other rights with respect to the fractional shares they would otherwise be entitled to receive.

The old common stock is currently registered under the Securities Exchange Act of 1934 and Iomega is subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split will not affect the registration of Iomega's common stock under the Exchange Act or the listing of Iomega's common stock on the NYSE. Following the reverse stock split, Iomega's common stock will continue to be registered under the Exchange Act and will continue to be listed on the NYSE under the symbol "IOM", subject to Iomega's continued satisfaction of the NYSE listing requirements.

Proportionate voting rights and other rights of the holders of Iomega's common stock will not be affected by the reverse stock split, other than as a result of the elimination of fractional shares. For example, a holder of 2.0% of the voting power of the outstanding shares of old common stock immediately prior to the effective date of the reverse stock split will continue to hold approximately 2.0% of the voting power of the outstanding shares of new common stock after the reverse stock split.

The number of authorized shares of Iomega's common stock, which currently is 400,000,000, will not be reduced as a result of the reverse stock split. Consequently, the number of authorized but unissued shares of common stock will increase as a result of the reverse stock split. The issuance of such authorized but unissued shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of outstanding common stock. Although not a factor in the decision of the Board of Directors to propose the reverse stock split, the increased number of authorized and unissued shares of common stock could be used by the Board of Directors as an anti-takeover defense. The Board's decision to adopt and recommend the reverse stock split was not in response to, a component of, or in contemplation of, any transaction involving a change of control.

The par value of Iomega's common stock will remain at $0.03 1/3 per share following the reverse stock split. Consequently, the aggregate par value of the issued common stock will be reduced.

The rights and privileges of the holders of shares of common stock will be unaffected by the reverse stock split.

If approved, the reverse stock split may result in some stockholders owning "odd lots" of less than 100 shares of new common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in "round lots" of even multiples of 100 shares.

As of July 1, 2001, Iomega had approximately 270.4 million shares of common stock issued and outstanding and another 2.4 million shares of common stock held by Iomega as treasury stock. If the reverse stock split is approved and implemented, Iomega would have approximately 54 million shares of common stock issued and outstanding and another 480,000 shares of common stock held by Iomega as treasury stock. The actual number of shares outstanding after the reverse split will be less than the number determined by dividing the number of outstanding shares prior to the reverse split by five due to the cash out of fractional shares.

Under the terms of Iomega's Rights Agreement, dated as of July 29, 1999, each share of old common stock has associated with it one right to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock at a purchase price of $28.88 upon the occurrence of certain events. If the reverse stock split is approved and implemented, on the effective date, each share of new common stock will have associated with it five rights, each to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock at a purchase price of $28.88 in cash. This proxy statement constitutes the notice of adjustment required by Section 12 of the Rights Agreement.

If the reverse stock split is approved and implemented, proportional adjustments will be made under Iomega's stock incentive plans, employee stock purchase plans and outstanding stock options. Proportional adjustments will also be made to the maximum number of shares issuable under our stock incentive plans and employee stock purchase plans and to the per-participant limit included in our stock incentive plans.

Notwithstanding the receipt of stockholder approval for the reverse stock split, the Board of Directors retains the authority, at any time prior to the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, to abandon the proposed Certificate of Amendment and not effect the reverse stock split.

If stockholders approve the reverse stock split at the meeting, unless the Board elects to abandon the reverse stock split, the reverse stock split will become effective on the date the Certificate of Amendment is filed with the Secretary of State of the State of Delaware. The Board currently expects that the reverse stock split will be effective at 5:00 p.m. on Friday, September 28, 2001 and that Monday, October 1, 2001 will be the first day of trading for the new common stock. Unless the Board elects to abandon the reverse stock split, the reverse stock split will be effected no later than January 1, 2002.

Under Delaware law, stockholders are not entitled to dissenter's rights with respect to the reverse stock split.

Exchange of Stock Certificates Following Implementation of the Reverse Stock Split

If the reverse stock split is approved and implemented, stockholders will be required to exchange their stock certificates representing old common stock for new certificates representing new common stock. Stockholders of record on the effective date of the reverse stock split will be furnished the necessary materials and instructions for the surrender and exchange of share certificates at the appropriate time by American Stock Transfer and Trust Company, Iomega's transfer agent. Stockholders will not have to pay a transfer fee or other fee in connection with the exchange of certificates. As soon as practicable after the effective date, the transfer agent will send a letter of transmittal to each stockholder advising of the procedure for surrendering certificates representing shares of old common stock in exchange for new certificates representing ownership of new common stock.

YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE THE LETTER OF TRANSMITTAL FROM THE TRANSFER AGENT.

As soon as practicable after the surrender to the transfer agent of any certificate which represents shares of old common stock, together with a duly executed letter of transmittal and any other documents the transfer agent may require you to provide, the transfer agent shall deliver to the person in whose name the certificate for old common stock had been issued certificates registered in the name of such person representing the appropriate number of shares of new common stock. Each certificate representing shares of new common stock will continue to bear any legends restricting the transfer of such shares that were borne by the surrendered certificates representing the shares of old common stock held prior to the reverse stock split.

Any certificate held by you prior to the reverse stock split which represented shares of old common stock shall be deemed at and after the effective date of the reverse stock split to represent the number of full shares of new common stock and the right to receive cash for the fair value of any fractional shares. Until you have surrendered your stock certificates for exchange, you will not be entitled to receive any dividends or other distributions that may be declared and payable by Iomega to holders of record of common stock.

If your certificate for old common stock has been lost, destroyed or stolen, you will be entitled to receive a certificate representing the shares of new common stock into which your shares of old common stock are to be converted upon compliance with Iomega or the transfer agent's procedures for issuing replacement certificates when original certificates are lost, stolen or destroyed.

Federal Income Tax Consequences

The following description of the material federal income tax consequences of the reverse stock split is based upon the Internal Revenue Code, the applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices all as in effect on the date of this proxy statement. Changes to these laws could alter the tax consequences described below, possibly with retroactive effect. Iomega has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the reverse stock split. This discussion is for general information only and does not discuss consequences which may apply to special classes of taxpayers (for example, non-resident aliens, broker-dealers or insurance companies) and does not discuss the tax consequences under the laws of any foreign, state or local jurisdictions. Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.

In general, the federal income tax consequences of the proposed reverse stock split will vary among stockholders depending upon whether they receive cash for their fractional shares or solely new common stock in exchange for old common stock. Iomega believes that because the reverse stock split is not part of a plan to increase periodically a stockholder's proportionate interest in Iomega's assets or earnings and profits, the reverse stock split will likely have the following federal income tax effects:

  •
  A stockholder who receives solely new common stock will not recognize gain or loss on the exchange. In the aggregate, such a stockholder's basis in the new common stock will equal the stockholder's basis in the old common stock.

  •
  A stockholder who receives cash in lieu of a fractional share as a result of the reverse stock split will generally be treated as having received the payment as a distribution in redemption of the fractional share, as provided in Section 302(a) of the Internal Revenue Code, which distribution will be taxed as either a dividend or exchange to each stockholder, depending on that stockholder's particular facts and circumstances. Generally, a stockholder receiving such a payment should recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder's basis in the fractional share. In the aggregate, such a stockholder's basis in the new common stock will equal the stockholder's basis in the old common stock decreased by the basis allocated to the fractional share for which such stockholder is entitled to receive cash.

  •
  Iomega will not recognize any gain or loss as a result of the reverse stock split.

STOCK OWNERSHIP INFORMATION

The following table contains information regarding beneficial ownership of Iomega's common stock on July 31, 2001 by each current director, certain current and former executive officers and the holders of more than five percent of Iomega's outstanding common stock known to Iomega. Beneficial ownership is determined in accordance with the rules of the SEC. Shares of common stock subject to options that are presently exercisable or exercisable within 60 days of July 31, 2001 are deemed outstanding for the purpose of computing the percentage ownership of the person holding the options, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The information in the following table does not give effect to the proposed reverse stock split.

Beneficial Owner	Shares Owned (1)		+	Shares Acquirable Within 60 Days	=	Total Beneficial Ownership	Percent Owner- Ship
Idanta Partners Ltd. (2)	21,157,080			0		21,157,080	7.8%
Robert P. Berkowitz	36,904			20,003		56,907	*
David J. Dunn (2)	24,011,898	(3)		120,000		24,131,898	8.9%
Werner T. Heid	8,509			10,000		18,509	*
Jonathan S. Huberman (4)	0			30,000		30,000	*
John R. Myers	30,284			243,000		273,284	*
John E. Nolan	17,320			375,000		392,320	*
John M. Seidl	21,234			20,000		41,234	*
James E. Sierk	88,283			232,500		320,783	*
Bruce R. Albertson (5)	9,421	(6)		500,000		509,421	*
John L. Conely, Sr.	26,648	(7)		39,117		65,765	*
Roxie Craycraft (8)	200			0		200	*
Philip G. Husby	19,500			50,000		69,500	*
Herbert K. Scales, III (9)	10,000			22,500		32,500	*
Mark E. Lucas (10)	0			0		0	*
Robert D. Murrill, Jr. (11)	10,000			0		10,000	*
All directors and executive officers as of July 31, 2001 as a group (16 persons) (12)	24,312,140			1,250,985		25,563,125	9.4%

*
Less than 1%

(1)
For each person, the "Shares Owned" column may include shares attributable to the person because of that person's voting or investment power or other relationship.

(2)
The address of Idanta Partners Ltd. ("Idanta") and of Mr. Dunn is 4660 La Jolla Village Drive, Suite 850, San Diego, CA 92122.

(3)
Consists of 21,104 shares directly owned, 2,833,714 shares held by a family trust of which Mr. Dunn is trustee, and 21,157,080 shares held by Idanta, with respect to which the family trust is a managing general partner. Mr. Dunn has voting and investment power with respect to such shares. Excludes 2,400 shares held by Mr. Dunn's spouse. Mr. Dunn disclaims beneficial ownership of all of the foregoing shares.

(4)
Excludes shares held by Idanta. Mr. Huberman is a general partner of Idanta but is not deemed to own any shares held by Idanta because he does not have sole or shared voting or dispositive power (within the meaning of Rule 13d-1) over such shares.

(5)
Mr. Albertson ceased being an executive officer and director of Iomega effective May 2001.

(6)
Consists of shares underlying 1,770 units held in the Iomega Stock Fund 401(k). On July 31, 2001, each unit was equivalent to approximately 5.3 shares of Iomega common stock.

(7)
Includes shares underlying 4,676 units held in the Iomega Stock Fund 401(k). On July 31, 2001, each unit was approximately 5.3 shares of Iomega common stock.

(8)
Mr. Craycraft ceased being an executive officer of Iomega effective February 2001. Shares owned are based on information as of March 3, 2001.

(9)
Mr. Scales ceased being an executive officer of Iomega effective July 2001.

(10)
Mr. Lucas ceased being an executive officer of Iomega effective August 2000. Shares owned are based on information as of March 3, 2001.

(11)
Mr. Murrill ceased being an executive officer of Iomega effective November 2000. Shares owned are based on information as of March 3, 2001.

(12)
Includes 21,157,080 shares of common stock held by Idanta and shares underlying 6,446 units held in the Iomega Stock Fund 401(k). Excludes shares held by Messrs. Albertson, Craycraft, Scales, Lucas and Murrill. See notes (5), (8), (9), (10) and (11).

ADDITIONAL INFORMATION

Solicitation Expenses

Iomega will bear all costs of the solicitation of proxies on behalf of the Board of Directors. In addition to solicitations by mail, Iomega's directors, officers and employees, without additional pay, may solicit proxies by telephone or personal meetings. Iomega has retained Georgeson Shareholder Communications to assist in the solicitation of proxies, at a cost of approximately $5,000, plus reimbursement of reasonable expenses. Iomega reserves the right to retain other outside agencies for the purpose of soliciting proxies. Iomega will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, Iomega will reimburse them for their out-of-pocket expenses in this regard.

Stockholder Proposals for 2002 Annual Meeting

Any proposal that a stockholder wishes to be considered for inclusion in Iomega's proxy statement and proxy card for the 2002 Annual Meeting of Stockholders must be received by Iomega's Secretary at Iomega's principal offices not later than December 3, 2001.

Advance Notice Procedures

Iomega's bylaws require stockholders to give advance notice of any stockholder nominations of directors and of any other matter stockholders wish to present for action at an annual meeting of stockholders (other than matters to be included in our proxy statement, which are discussed in the previous paragraph). The required notice must be given within a prescribed time frame, which is generally calculated by reference to the date of the most recent annual meeting. Assuming that Iomega's 2002 Annual Meeting of Stockholders is held on or after April 12, 2002 and on or before July 11, 2002 (as we currently anticipate), the bylaws would require notice to be provided to Iomega's Secretary at Iomega's principal offices no earlier than February 1, 2002 and no later than February 21, 2002. If a stockholder fails to provide timely notice of a proposal to be presented at the 2002 Annual Meeting, the proxies designated by the Board of Directors of Iomega will have discretionary authority to vote on any such proposal which may come before the meeting.

                      By order of the Board of Directors,

                      Thomas D. Kampfer
                       Vice President, General Counsel and Secretary

PROXY	IOMEGA CORPORATION	PROXY

Proxy for the Special Meeting of Stockholders to be held on September 28, 2001

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF IOMEGA

    The undersigned, revoking all prior proxies, hereby appoint(s) Werner T. Heid, Richard A. Marsh and Thomas D. Kampfer, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of common stock of Iomega Corporation that the undersigned would be entitled to vote if personally present at Iomega's Special Meeting of Stockholders to be held at Iomega Corporation's offices located at 1821 West Iomega Way, Roy, Utah 84067 on Friday, September 28, 2001 at 9:00 a.m., local time, and at any adjournment thereof.

(Continued And To Be Signed On The Other Side)

/x/	Please mark your vote as in this example.
		FOR	AGAINST	ABSTAIN
To approve an amendment to Iomega's Certificate of Incorporation effecting a one-for-five reverse split of Iomega's common stock.		/ /	/ /	/ /
In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment of the meeting.

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder(s). If no direction is given, this proxy will be voted FOR the proposal to approve the amendment to Iomega's Certificate of Incorporation effecting a one-for-five reverse split of Iomega's common stock. Attendance of the undersigned at the meeting or any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or affirmatively indicate the intent to vote in person.

SIGNATURE	DATE	, 2001	SIGNATURE	DATE	, 2001
IF HELD JOINTLY
NOTE:
Please sign exactly as name appears on this card. When shares are held by joint owners, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation or a partnership, please sign by authorized person.
/ /
Please check the box at the left if you plan on attending the Special Meeting of Stockholders to be held at Iomega Corporation's offices located at 1821 West Iomega Way, Roy, Utah 84067 on Friday, September 28, 2001 at 9:00 a.m., local time.

QuickLinks

TABLE OF CONTENTS
PLANNING TO ATTEND THE MEETING?
PROXY STATEMENT — SPECIAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION ABOUT THE SPECIAL MEETING
AMENDMENT TO CERTIFICATE OF INCORPORATION EFFECTING A ONE-FOR-FIVE REVERSE STOCK SPLIT OF IOMEGA'S COMMON STOCK
STOCK OWNERSHIP INFORMATION
ADDITIONAL INFORMATION